Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2008, accompanying the statements of revenues and direct operating expenses of certain acquired property interests of ExL Petroleum, LP et al, included in the current report of Gulfport Energy Corporation on Form 8-K/A filed on March 7, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Forms S-3 (File No. 333-146988, effective November 13, 2007; File No. 333-143659, effective July 18, 2007; and File No. 333-139480, effective January 23, 2007).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 7, 2008